Exhibit 10.33

JET.AI, Inc.

Non-Employee Director Compensation Policy

Adopted: December 26, 2023

Each member of the Board of Directors (the “Board”) of Jet.AI, Inc. (the “Company”) who is not an employee of the Company (each, a “Non-Employee Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Director Compensation Policy”) for his or her Board service, subject to the terms and conditions set forth herein.

This Director Compensation Policy may be amended or modified, or any provision of it waived, at any time in the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”).

Annual Cash Compensation

This Director Compensation Policy will be effective as of the date of its adoption, as set forth above (the “Effective Date”). The annual cash compensation amounts will be payable in equal monthly installments in arrears following the end of each month in which the service occurs, prorated for any partial months of service, with the first payment being retroactive to October 1, 2023.

Commencing on the Effective Date, each Non-Employee Director will be eligible to receive the following annual cash retainers for service on the Board (as applicable):

(a)	All Eligible Directors: $40,000
(b)	Lead Independent Director: $25,000
(c)	Audit Committee Chair: $15,000
(d)	Compensation Committee Chair: $10,000
(e)	Nominating/Corporate Governance Committee Chair: $6,250

Equity Compensation

Commencing on the Effective Date, each eligible Non-Employee Director will be eligible to receive the equity compensation set forth below. Equity awards will be granted under the Company’s 2023 Equity Incentive Plan (the “Plan”) to be approved by stockholders.

(a) Automatic Equity Grants. Without any further action of the Board or Compensation Committee, at the close of business on the date of each Annual Meeting of the Company’s Stockholders following the Effective Date (the “Annual Meeting”), each person who is then a Non-Employee Director, will automatically receive a restricted stock unit (“RSU”) award having a value of $35,000 (the “Annual RSU”) and a restricted stock grant of $35,000 (the “Annual Restricted Stock Grant”. Each Annual RSU and Annual Restricted Stock Grant will vest on the date of the following year’s Annual Meeting (or the date immediately preceding the date of the following year’s Annual Meeting if the Non-Employee Director’s service as a director ends at such meeting as a result of the director’s failure to be re-elected or the director not standing for re-election).

(b) Vesting; Change of Control. The vesting of each Annual RSU and Annual Restricted Stock Grant is subject to the Non-Employee Director’s Continuous Service (as defined in the Plan) on the applicable vesting date of each such awards. Notwithstanding the foregoing, for each Non-Employee Director who remains in Continuous Service with the Company until immediately prior to the closing of a Change in Control (as defined in the Plan), such Non-Employee Director’s then-outstanding Annual RSU and Annual Restricted Stock Grant will become fully vested immediately prior to the closing of such Change in Control. The grants will be eligible for deferred settlement in accordance with such deferral program as may be established by the Company and approved by the Board.

(c) Calculation of Value of an RSU Award. The value of an RSU award to be granted under this Director Compensation Policy will be determined based on the unweighted average closing price of a share of the Company’s Common Stock over the thirty (30) consecutive trading day period immediately preceding the date that is five (5) trading days prior to the date of grant of such award.

(d) Calculation of Value of Restricted Stock Grant. The value of a Restricted Stock Grant award to be granted under this Director Compensation Policy will be determined based on the closing price of a share of the Company’s Common Stock on the date of the date of grant of such award.

(e) Remaining Terms. The remaining terms and conditions of each RSU award, including transferability, will be as set forth in the Company’s Restricted Stock Unit Award Notice and Agreement and the Restricted Stock Agreement, in the forms adopted from time to time by the Board or Compensation Committee.

Non-Employee Director Compensation Limit

Notwithstanding anything herein to the contrary, the cash compensation and equity compensation that each Non-Employee Director is eligible to receive under this Director Compensation Policy shall be subject to the limits set forth in the Plan.

Ability to Decline Compensation

A Non-Employee Director may decline all or any portion of his or her compensation under this Director Compensation Policy by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be.

Expenses

The Company will reimburse each Non-Employee Director for any ordinary and reasonable out-of-pocket expenses actually incurred by such director in connection with in-person attendance at and participation in Board and committee meetings; provided, that such director timely submits to the Company appropriate documentation substantiating such expenses in accordance with the Company’s travel and expense policy as in effect from time to time.

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